Exhibit 2.17

Ref:  419465

14 December 2016

ASX Market Announcements Australian Securities Exchange 20 Bridge Street SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

SALE OF DEEP YELLOW SHAREHOLDING

Paladin Energy Ltd (Paladin or the Company) (ASX:PDN / TSX:PDN) wishes to advise it has sold its entire shareholding in Deep Yellow Limited (ASX:DYL).  The sale price of A$0.01 per share will translate to a receipt of approximately A$2.6M.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au